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                                                                  EXHIBIT 23(ii)

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the use in Amendment No. 6 to the Registration Statement of PhonNet.com, Inc. on Form SB-2 of our Auditor's Report dated November 1, 1999, except for Note 12(a) to (j) which is as of April 7, 2000, Note 12(k) which is as of July 30, 2000, and Note 12(l) to (n) which is as of August 30, 2000, on the consolidated balance sheets of Phon-Net.com, Inc. as of July 31, 1999 and 1998, and the consolidated statements of operations and deficit, cash flows and stockholders' equity for the periods ended July 31, 1999, 1998 and 1997.

         In addition, we also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ MORGAN & COMPANY
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MORGAN & COMPANY
Chartered Accountants
Vancouver, British Columbia
September 8, 2000